Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. Alexander’s Holdings, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-207780 on Form S-8 of J. Alexander’s Holdings, Inc. of our report dated March 16, 2017, with respect to the consolidated balance sheets of J. Alexander’s Holdings, Inc. and Subsidiaries as of January 1, 2017 and January 3, 2016, and the related consolidated statements of income and comprehensive income, members’ / stockholders’ equity and cash flows for each of the years in the three fiscal years ended January 1, 2017, which report appears in the January 1, 2017 annual report on Form 10-K of J. Alexander’s Holdings, Inc.

/s/ KPMG LLP

Nashville, Tennessee

March 16, 2017